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                                                                  EXHIBIT 5

                                                              April 3, 2002



Exelon Generation Company, LLC
300 Exelon Way
Kennett Square, Pennsylvania  15348

         Re:      REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have acted as counsel to Exelon Generation Company, LLC, a Pennsylvania corporation (the "Company"), and are rendering this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Act of the Company's $700,000,000 aggregate principal amount of 6.95% Senior Notes due 2011 (the "Exchange Notes").

         The Exchange Notes are to be offered in exchange for the Company's outstanding $700,000,000 aggregate principal amount of 6.95% Senior Notes due 2011 issued and sold by the Company on June 14, 2001 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the "Indenture"), dated as of June 1, 2001, between the Company and First Union National Bank (now Wachovia Bank, National Association).

         In our capacity as counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and all exhibits thereto, including the Indenture, and of such records of the Company and other agreements, documents and instruments, and have made such inquiries of officers and representatives of the Company and other persons and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereafter set forth. In all cases, we have assumed the legal capacity and competence of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed, photostatic or facsimile copies and the accuracy and

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completeness of all corporate records and other information made available to us by the Company.

         Based upon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly issued and delivered by the Company in the manner contemplated in the Registration Statement and any prospectus relating thereto, the Exchange Notes will constitute valid and binding obligations of the Company.

         We express no opinion as to the law of any jurisdiction other than the federal laws of the United States and the laws of the Commonwealth of Pennsylvania.

         We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included therein. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP